UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 29, 2014

NORTHWEST PIPE COMPANY

(Exact name of registrant as specified in its charter)

OREGON	0-27140	93-0557988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5721 SE Columbia Way, Suite 200

Vancouver, WA 98661

(360) 397-6250

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On May 29, 2014, the Board of Directors of Northwest Pipe Company (the “Company”), upon the recommendation of the Compensation Committee, approved grants of restricted stock units (“RSUs”) and performance share awards (“PSAs”) for the following Named Executive Officers and other senior members of management of the Company in the amounts set forth below. Pursuant to these long-term incentive grants, each Named Executive Officer and senior member of management received an award of RSUs and PSAs valued at an amount equal to a specific percentage of his or her respective annual base salary, with 25 percent of each award represented by RSUs and 75 percent of each award represented by PSAs. The RSUs awarded will vest ratably over a three year period based upon continued service with the Company. The PSAs awarded will vest on January 15, 2017 based on the Company’s total shareholder return for 2014 – 2016 as compared with a specified group of peer companies. The actual number of PSAs which will vest will be determined based on the performance level achieved and may be equal to, greater than, or less than the number of PSAs specified below. In the event of a “change in control” (as defined in the Agreements), vesting will be accelerated pro rata to reflect time elapsed and performance to date. The foregoing descriptions of the terms of the RSU and PSA awards are qualified by reference to the full text of the forms of Restricted Stock Unit Agreement and Performance Share Award Agreement (the “Agreements”), which are filed herewith as Exhibits 10.1 and 10.2 and incorporated herein by reference.

	Restricted Stock Units	Performance Share Awards
Scott Montross	5,208	15,625
Director, President and Chief Executive Officer

Robin A. Gantt	1,725	5,174
Senior Vice President and Chief Financial Officer

Martin Dana	1,818	5,455
Executive Vice President, Sales

Robert L. Mahoney	1,812	5,435
Senior Vice President, Corporate Business Development

Bill Smith	1,818	5,455
Executive Vice President, Operations

Also on May 29, 2014, the Company entered into a change in control agreement (the “Change in Control Agreement”) with Scott Montross, the Company’s Director, President and Chief Executive Officer. The Change in Control Agreement is for a term ending July 19, 2015, with automatic one-year extensions unless either party gives 90 days prior written notice that the term of the Agreement shall not be so extended. If a Change in Control (as defined in the Change in Control Agreement) occurs during the term of the Change in Control Agreement, the Change in Control Agreement will continue in effect until two years after the Change in Control. If Mr. Montross’ employment is terminated within two years after a Change in Control either (i) by the Company without Cause (as defined in the Change in Control Agreement) or (ii) by Mr. Montross for Good Reason (as defined in the Change in Control Agreement), Mr. Montross will be entitled to receive his full base salary through the date of termination and any benefits or awards (both cash and stock) that have been earned or are payable through the date of termination plus (a) a lump sum payment equal to three years’ base salary and (b) an amount equal to three times the average cash bonus paid to Mr. Montross during the previous three years. In addition, Mr. Montross would be entitled to the continuation of health and insurance benefits for certain periods and all outstanding unvested stock options would immediately become fully vested. In the event that the payments made under the Change in Control Agreement would be deemed to be a “parachute payment” under the Internal Revenue Code of 1986, Mr. Montross may choose to accept payment of a reduced amount that would not be deemed to be a “parachute payment.”

The foregoing description of the Change in Control Agreement does not purport to be complete and is qualified in its entirety by the full text of such Agreement, which is filed herewith as Exhibit 10.3 and is incorporated herein by reference.

Item 5.07.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

At the Company’s Annual Meeting of Shareholders on May 29, 2014, the Company’s shareholders: (i) elected two directors; (ii) approved, on an advisory basis, the compensation paid to the Company’s named executive officers; and (iii) ratified the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014. Set forth below are the voting results for each of these proposals.

Proposal 1: Election of two directors:

Nominee	For	Withheld	Broker Non-votes
Wayne B. Kingsley (three year term)	6,747,742	1,251,568	711,302
Scott Montross (three year term)	6,782,933	1,216,377	711,302

Proposal 2: Advisory vote on executive compensation:

For	Against	Abstain	Broker Non-votes
7,893,163	99,940	6,207	711,302

Proposal 3: Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the year ending December 31, 2014:

For	Against	Abstain	Broker Non-votes
8,701,759	6,891	1,962	—

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Form of Restricted Stock Unit Agreement

10.2	Form of Performance Share Award Agreement

10.3	Change in Control Agreement between Northwest Pipe Company and Scott Montross dated as of May 29, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on June 4, 2014.

NORTHWEST PIPE COMPANY
(Registrant)

By	/s/ ROBIN GANTT
Robin Gantt, Senior Vice President and Chief Financial Officer